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Exhibit 2.2

STOCK PURCHASE AGREEMENT

by and among

REDDY ICE CORPORATION,

TRIANGLE ICE CO., INC.,

AND THE SHAREHOLDERS

OF TRIANGLE ICE CO., INC.

November 5, 2003

Table of Contents

1. DEFINITIONS		1
2. SALE AND TRANSFER OF SHARES; CLOSING		5
2.1	Shares	5
2.2	Purchase Price	5
2.3	Closing	5
2.4	Closing Net Working Capital	6
2.5	Adjustments to Purchase Price	8
2.6	Payments of Adjustments	8
3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS		9
3.1	Incorporation and Good Standing	9
3.2	Authority of Designated Sellers and Company; No Conflict	9
3.3	Capitalization	10
3.4	Financial Statements	10
3.5	Corporate Records	10
3.6	Title to Properties; Encumbrances; Real Property	11
3.7	Inventory	11
3.8	No Undisclosed Liabilities	11
3.9	Taxes	11
3.10	No Material Adverse Change	12
3.11	Employee Benefits	12
3.12	Compliance With Legal Requirements; Governmental Authorizations	13
3.13	Legal Proceedings; Orders	13
3.14	Absence of Certain Changes and Events	13
3.15	Contracts; Indebtedness; No Defaults; Bank Accounts	14
3.16	Insurance	15
3.17	Environmental Matters	16
3.18	Labor Relations	18
3.19	Brokers or Finders	18
3.20	Disclaimer of Other Representations and Warranties	18
3.21	Authority of Foundation; No Conflict; Ownership of Shares	18
4. REPRESENTATIONS AND WARRANTIES OF BUYER		18
4.1	Incorporation and Good Standing	18
4.2	Authority; No Conflict	19

i

4.3	Investment Intent	19
4.4	Certain Proceedings	19
5. COVENANTS OF COMPANY AND THE SELLERS PRIOR TO CLOSING DATE		19
5.1	Access and Investigation	19
5.2	Operation of the Business of Company	19
5.3	Required Approvals	20
5.4	Efforts to Close	20
5.5	Employee Benefits	20
6. COVENANTS OF BUYER PRIOR TO CLOSING DATE		20
6.1	Required Approvals	20
6.2	Efforts to Close	20
7. ADDITIONAL AGREEMENTS		20
7.1	Employee Benefits; Continued Employment	20
7.2	Transfer Taxes	21
7.3	Tax Returns	21
7.4	Cooperation on Tax Matters	22
7.5	Environmental Remediation	22
7.6.	Certain Receivables	22
7.7	Environmental Investigations	23
7.8	Certain Severance and Bonus Matters	24
8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE; CLOSING DELIVERIES		24
8.1	Accuracy of Representations	24
8.2	Sellers' Performance	24
8.3	Sellers' Closing Deliveries	25
8.4	No Proceedings	25
8.5	No Injunction	25
8.6	HSR Act	25
8.7	FIRPTA Affidavit	25
8.8	Financing	25
9. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE; CLOSING DELIVERIES		26
9.1	Accuracy of Representations	26
9.2	Buyer's Performance	26
9.3	Buyer's Closing Deliveries	26

9.4	No Proceedings	26
9.5	No Injunction	26
9.6	HSR Act	26
9.7	Life Insurance Assignment	26
10. TERMINATION		26
10.1	Termination Events	26
10.2	Effect of Termination	27
11. INDEMNIFICATION; REMEDIES		27
11.1	Survival	27
11.2	Indemnification by Sellers	27
11.3	Indemnification by Buyer	27
11.4	Time Limitations	28
11.5	Limitations on Amount—Sellers	28
11.6	Limitations on Amount—Buyer	30
11.7	Procedure for Indemnification	30
11.8	Satisfaction and Treatment of Indemnity Payments	31
11.9	Indemnification Exclusive Remedy	31
11.10	Liability and Authority of Shareholder Representative; Successors and Assigns	31
12. GENERAL PROVISIONS		32
12.1	Expenses	32
12.2	Public Announcements	33
12.3	Confidentiality	33
12.4	Notices	33
12.5	Further Assurances	34
12.6	Waiver	34
12.7	Entire Agreement and Modification	34
12.8	Disclosure Letter	35
12.9	Knowledge	35
12.10	Assignments, Successors and No Third-Party Rights	35
12.11	Severability	35
12.12	Section Headings, Construction	35
12.13	Time of Essence	35
12.14	Governing Law	35
12.15	Waiver of Jury Trial and Consent to Jurisdiction	35

12.16	Execution of Agreement; Counterparts	36
12.17	Attorney Fees	36
12.18	No Consequential Damages	36

Appendices

2.4—Net Working Capital Example Calculation and Commentary
7.5—Environmental Remediation
7.6—Life Insurance Policies
7.8—Schedule of Persons and Amounts Referenced by Section 7.8(b) of the Agreement

Exhibits

A—Form of Escrow Agreement
B—Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
C—Form of Non-Competition Agreements
D—Opinion of Cahill Gordon & Reindel LLP
E—Form of Retention Bonus/Severance Agreement

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (this "Agreement") is made and dated as of November 5, 2003, by Reddy Ice Corporation, a Nevada corporation ("Buyer"), Triangle Ice Co., Inc., a North Carolina corporation ("Company"), John P. Barker ("J. Barker"), Kelli Barker Holmes ("K. Holmes"), Elizabeth Blair Barker ("E. Barker") and The Educational Foundation, Inc., a North Carolina non-profit corporation ("Foundation"). J. Barker, K. Holmes and E. Barker are sometimes referred to herein individually as "Designated Seller" and collectively as "Designated Sellers." J. Barker, K. Holmes, E. Barker and Foundation are sometimes referred to herein individually as "Seller" and collectively as "Sellers."

RECITALS

        Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Company for the consideration and on the terms and conditions set forth in this Agreement, and upon consummation of the Transactions, Buyer shall own all of the Shares of capital stock of Company.

AGREEMENT

        For good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS

        For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

        "Accounting Effective Time"—as defined in Section 2.3(a).

        "Agreement"—as defined in the first paragraph hereof.

        "Balance Sheet"—as defined in Section 3.4.

        "Base Net Working Capital"—$2,686,000.

        "Business Day"—any day other than a Saturday, Sunday or other day on which banks in the States of North Carolina or New York are permitted or required to close by law or regulation.

        "Buyer"—as defined in the first paragraph of this Agreement.

        "Buyer Indemnified Party" or Buyer Indemnified Parties—as defined in Section 11.2.

        "Cash Equivalents"—cash and cash equivalents including without limitation currency and coins on hand, bank deposits and balances (less amounts sufficient to pay outstanding checks not yet presented for payment), certificates of deposit, money market funds, negotiable money orders, checks and marketable securities. For clarity, Cash Equivalents at a given time includes all Cash Equivalents of Company held by Company or its employees or agents as of such time, including any Cash Equivalents held on or in Company vehicles or by Company drivers.

        "Closing"—as defined in Section 2.3(a).

        "Closing Amount"—as defined in Section 2.2.

        "Closing Date"—the date and time as of which the Closing actually takes place.

        "Closing Date Cash"—as defined in Section 2.4(a).

        "Closing Date Indebtedness"—as defined in Section 2.4(a).

        "Closing Net Working Capital"—as defined in Section 2.4(a).

        "Closing Statement"—as defined in Section 2.4(a).

        "Closing Statement of Cash"—as defined in Section 2.4(a).

        "Closing Statement of Indebtedness"—as defined in Section 2.4(a).

        "Closing Statement of Net Working Capital"—as defined in Section 2.4(a).

        "Code"—the Internal Revenue Code of 1986, as amended.

        "Company"—as defined in the first paragraph of this Agreement.

        "Company Material Adverse Effect"—any change, effect, event, or occurrence that is materially adverse to the business, properties, financial condition or results of operations of Company, taken as a whole, or that could reasonably be expected to materially impair the ability of Company or Sellers to perform their respective obligations under this Agreement; provided that none of the following shall constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any changes, effect, event, or occurrence arising directly from (A) changes in general economic conditions, (B) the Transactions or the announcement thereof, or (C) the effects of changes or conditions affecting the packaged ice industry generally or within Company's operations territory generally, including without limitation the effects of weather and climate on demand for ice.

        "Company Plans"—as defined in Section 3.11(f).

        "Damages"—as defined in Section 11.2.

        "Designated Seller" or "Designated Sellers"—as defined in the first paragraph hereof.

        "Designated Sellers Percentages"—as defined in Section 2.3(c)(ii)(E).

        "Disclosure Letter"—the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

        "Encumbrance"—any charge, claim, lien, option, pledge, security interest or right of first refusal.

        "ERISA"—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "ERISA Affiliate"—as defined in Section 3.11(f).

        "Escrow Agreement"—as defined in Section 2.3(d).

        "Escrow Agent"—as defined in Section 2.3(d).

        "Escrowed Funds"—as defined in Section 2.3(c)(ii)(B).

        "Estimated Short Period Income Tax Liabilities"—$675,000. For the avoidance of doubt, the parties acknowledge that for purposes of making such estimate, such liabilities have been reduced by any estimated tax payments made prior to the Closing, consistent with Sections 2.5(b) and 7.3.

        "Final Closing Date Cash"—as defined in Section 2.4(c)(iii).

        "Final Closing Date Indebtedness"—as defined in Section 2.4(c)(iii).

        "Final Closing Net Working Capital"—as defined in Section 2.4(c)(iii).

        "Foundation"—as defined in the first paragraph hereof.

        "Foundation Percentage"—as defined in Section 2.3(c)(ii)(B).

        "GAAP"—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 3.4 were prepared.

        "Governmental Authorization"—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        "Governmental Body"—any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency.

        "HSR Act"—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Indemnification Documents"—as defined in Section 11.7(a).

        "Indemnification Minimums"—as defined in Section 11.5(c).

        "Indemnified Persons"—as defined in Section 11.7(a).

        "Independent Accountants"—as defined in Section 2.4(c)(i).

        "IRS"—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        "Legal Requirement"—any Federal, state, or local, constitution, law, judgment, order, ruling, injunction, statute, rule or regulation.

        "Material Contracts"—as defined in Section 3.15(a).

        "Net Pre-Closing Tax Liabilities"—Pre-Closing Tax Liabilities less any such Taxes accrued as a liability in determining the Final Closing Net Working Capital.

        "Net Working Capital"—net working capital of the Company calculated in a manner to include only those categories of assets and liabilities and line items included in, and in a form consistent with, Appendix 2.4.

        "Non-Competition Agreements"—as defined in Section 8.3(e).

        "Organizational Documents"—(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

        "Owner"—as defined in the definition of "Subsidiary" herein.

        "Person"—any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or Governmental Body.

        "Plan"—as defined in Section 3.11(f).

        "Pre-Closing Tax Liabilities"—all Taxes of Company to the extent that such Taxes are attributable to a taxable period or portion thereof ending on or prior to the Accounting Effective Time (based on a closing of the books as of the Accounting Effective Time), and any other Taxes for which Company may be held liable by virtue of such entity (or a predecessor of such entity) being a member of any affiliated, combined or other Tax group at any time on or prior to the Closing Date. Pre-Closing Tax Liabilities shall not include any Taxes computed with respect to income or gain realized upon any deemed sale of assets as a result of an election made by Buyer under Section 338 of the Code.

        "Proceeding"—any action, arbitration, investigation, litigation, or suit commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

        "Purchase Price"—as defined in Section 2.2.

        "Remedial Action"—as defined in Section 3.17.

        "Remedial Action Escrow Funds"—as defined in Section 2.3(c)(ii)(B).

        "Replacement Plan"—as defined in Section 7.1(c).

        "Retained Employees"—as defined in Section 7.1(b).

        "Securities Act"—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        "Seller" or "Sellers"—as defined in the first paragraph of this Agreement.

        "Sellers' Agents"—as defined in Section 3.19.

        "Sellers Percentages"—as defined in Section 2.6(a).

        "Shareholder Representative"—as defined in Section 2.3(d).

        "Shares"—as defined in the Recitals of this Agreement.

        "Short Period Income Tax Liabilities"—Pre-Closing Tax Liabilities in respect of federal, state or local income taxes (including franchise taxes based on income) for the period from May 1, 2003 through the Accounting Effective Time.

        "Short Period Income Tax Return"—any Tax Return to be filed in respect of any Short Period Income Tax Liabilities.

        "Stale Pre-Closing Receivables"—as defined in Section 7.5(b).

        "Subsidiary"—with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a subsidiary of Company.

        "Tax" or "Taxes"—(a) all Federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (a); and (c) all transferee, successor, joint and several, contractual or other liability (including, without limitation, liability pursuant to Treas. Reg. Section 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (a) or (b).

        "Tax Return"—all original or amended returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

        "Transaction Expenses"—as defined in Section 12.1.

        "Transactions"—the transactions contemplated by this Agreement.

        "Treas. Reg."—United States Treasury Regulation.

        "Purchase Price Adjustment"—as defined in Section 2.5(a).

2.     SALE AND TRANSFER OF SHARES; CLOSING

        2.1    Shares.    Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

        2.2    Purchase Price.    The purchase price for the Shares will be $64,273,200 (the "Closing Amount") adjusted pursuant to Section 2.4 and Section 2.5 (as so adjusted, the "Purchase Price").

        2.3    Closing.

        (a)   The purchase and sale (the "Closing") provided for in this Agreement will take place at such location as the parties may agree, at 8:00 a.m. (local time) on November 6, 2003, or, if later, two (2) Business Days following the satisfaction or waiver of all conditions under Sections 8 and 9 (other than conditions with respect to actions the respective parties will take at the Closing itself), or at such other time and place as the parties may agree. Subject to the provisions of Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. For financial and accounting purposes (including any adjustments pursuant to Sections 2.4 and 2.5), the Closing shall be deemed to have occurred as of 12:01 a.m. (local time) on November 1, 2003 (the "Accounting Effective Time").

        (b)   Immediately preceding the Closing, Company will use any Cash Equivalents that were on hand and immediately available as of the Accounting Effective Time to pay off the indebtedness of Company listed in Section 2.3(b) of the Disclosure Letter, to the extent of such Cash Equivalents.

        (c)   At the Closing—

          (i)    Sellers shall deliver certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer; and

          (ii)   Buyer shall:

            (A)  pay on behalf of Company and at the direction of the Shareholder Representative any amounts remaining unpaid with respect to Company's indebtedness after the payments described in Section 2.3(b);

            (B)  deliver to the Foundation an amount equal to the product of (x) the Closing Amount, less the amounts paid by Buyer under Sections 2.3(c)(ii)(A), times (y) the Foundation Percentage as set forth in Section 2.3(c) of the Disclosure Letter, such amount to be delivered by wire transfer, in immediately available funds;

            (C)  deliver to the Escrow Agent an amount equal to the sum of (1) five percent (5%) of the Closing Amount (the "General Escrow Funds") and (2) Three Hundred Fifty Thousand Dollars ($350,000) (the "Remedial Action Escrow Funds" and, together with the General Escrow Funds, the "Escrowed Funds"), such amount to be delivered by wire transfer, in immediately available funds, to the account specified by the Escrow Agent, for purposes of the Escrow Agreement referred to below;

            (D)  pay to McColl Partners, LLC, Eight Hundred Eighty-Four Thousand Six Hundred Forty-Eight Dollars ($884,648), such amount to be delivered by wire transfer, in immediately available funds, to the account specified by McColl Partners, LLC; and

            (E)  deliver to the Shareholder Representative an amount equal to the Closing Amount, less the amounts paid by Buyer under Sections 2.3(c)(ii)(A), 2.3(c)(ii)(B), 2.3(c)(ii)(C) and 2.3(c)(ii)(D) above, which amount shall be paid by wire transfer to the account specified by the Shareholder Representative, in immediately available funds, and the Shareholder Representative shall promptly divide such amount among Designated Sellers in the percentages as set forth in Section 2.3(c) of the Disclosure Letter (such percentages, the "Designated Sellers Percentages").

        (d)   The Escrowed Funds shall be held by the Escrow Agent under and pursuant to the terms of an Escrow Agreement, in the form of Exhibit A, by and among Buyer and J. Barker, as Shareholder Representative on behalf of each of Designated Sellers (the "Escrow Agreement"). Designated Sellers hereby approve of the appointment of Branch Banking and Trust Company, a North Carolina banking corporation, as the escrow agent (the "Escrow Agent") thereunder and of all of the arrangements relating thereto, including, without limitation, the placement in escrow of the Escrowed Funds and the appointment of J. Barker to act as the representative of Designated Sellers for purposes of the Escrow Agreement and this Agreement (the "Shareholder Representative"). Buyer agrees to direct all notices concerning the Escrow Agreement and the indemnification obligations of Sellers set forth in Section 11 of this Agreement to the Shareholder Representative.

        2.4    Closing Net Working Capital.

        (a)   As promptly as practicable after the 90th day after the Closing Date, Buyer will cause to be prepared and delivered to the Shareholder Representative: (i) the statement of Net Working Capital as of the Accounting Effective Time (the "Closing Statement of Net Working Capital"); (ii) the statement (the "Closing Statement of Indebtedness") of indebtedness for borrowed money of the Company as of the Accounting Effective Time ("Closing Date Indebtedness"); and (iii) the statement (the "Closing Statement of Cash") of Company Cash Equivalents as of the Accounting Effective Time ("Closing Date Cash") (collectively the "Closing Statement"). The Closing Statement of Net Working Capital will be accompanied by back-up detail and data equivalent to the back-up detail and data provided by the Sellers in writing prior to the Closing Date. The Closing Statement of Net Working Capital shall include only those categories of assets and liabilities and line items included in, and be in a form consistent with, Appendix 2.4. "Closing Net Working Capital" means the net working capital of the Company and the Subsidiaries as shown on the Closing Statement of Net Working Capital, determined as set forth in this Section 2.4(a) and Appendix 2.4, with such exceptions and clarifications as are specified in Appendix 2.4. The determination of the Closing Net Working Capital shall be made by applying the principles, policies and practices used in connection with the preparation of the example Net Working Capital calculation set forth in Appendix 2.4 with the exceptions and clarifications set forth in the explanatory notes in Appendix 2.4.

        (b)   If any Seller disagrees with Buyer's calculation of any of Closing Net Working Capital, Closing Date Indebtedness or Closing Date Cash delivered pursuant to Section 2.4(a), the Shareholder Representative may, within 20 days after delivery of the Closing Statement referred to in Section 2.4(a), deliver a notice to Buyer disagreeing with any such calculation and setting forth the Shareholder Representative's calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which the Shareholder Representative disagrees and shall specify the Shareholder Representative's proposed adjustment(s) to the Closing Statement. If the Shareholder Representative shall fail to give Buyer such notice of disagreement within such 20-day period, Sellers shall be deemed to have agreed with Buyer as to the Closing Statement.

        (c)(i) If any notice of disagreement shall be duly and timely delivered pursuant to Section 2.4(b), Buyer and the Shareholder Representative shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts on the Closing Statement. If, during such 30 day period, Buyer and the Shareholder Representative are unable to reach agreement with respect to any such disagreement(s), they shall within five days of the end of such period cause the independent accounting firm of KPMG (the "Independent Accountants") in an office mutually selected by Buyer and the Shareholder Representative (provided that such office shall not be located in North Carolina, New York or Texas, nor shall such office have a material relationship with Buyer, any Designated Seller or any of their respective affiliates), promptly to commence a review of this Agreement and to calculate Closing Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash, as the case may be, in accordance with the provisions of Section 2.4(a). In making any such calculation, the Independent Accountants shall consider only those items or amounts in the Closing Statement of Net Working Capital, the Closing Statement of Indebtedness and/or the Closing Statement of Cash, as the case may be (it being acknowledged by the parties that changes to any one such item or amount may require corresponding changes to other items or amounts in accordance with GAAP), as to which the Shareholder Representative has disagreed, as follows:

            (A)  to the extent there are any disputed items or amounts of Closing Net Working Capital, the Independent Accountants' determination of Closing Net Working Capital shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.4(a) or more than the amount thereof shown in the Shareholder Representative's calculation delivered pursuant to Section 2.4(b);

            (B)  to the extent there are any disputed items or amounts of Closing Date Indebtedness, the Independent Accountants' determination shall not be more than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.4(a) or less than the amount thereof shown in the Shareholder Representative's calculation delivered pursuant to Section 2.4(b); and

            (C)  to the extent there are any disputed items or amounts of Closing Date Cash, the Independent Accountants' determination shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.4(a) or more than the amount thereof shown in the Shareholder Representative's calculation delivered pursuant to Section 2.4(b).

          (ii)   The Independent Accountants shall deliver to Buyer and the Shareholder Representative, as promptly as practicable, but in any event, within 30 days after the Independent Accountants have commenced any such review, a report setting forth such calculation. During the fifteen (15) days following delivery of the Independent Accountants' report, Buyer or Shareholder Representative may deliver to the Independent Accountants written notice of their good faith objection as to any matter contained in the Independent Accountants' report, stating in reasonable detail its grounds for objection thereto (an "Objection Notice"). Any party providing an Objection Notice, on the same date, shall provide a copy of such notice to the other party that received the Independent Accountants' report. A party that receives a copy of an Objection Notice shall have five (5) Business Days to comment upon the Objection Notice in writing to the Independent Accountants with a copy to the other party that received the Independent Accountants' report. The Independent Accountants shall consider any Objection Notices and related comment letters and make any adjustments as the Independent Accountants believe justified in their sole and absolute discretion and, not later than fifteen (15) days after the expiration of the Objection Notice period, shall provide Buyer and the Shareholder Representative with its final report, which shall be final, binding and conclusive on the parties hereto.

          (iii)  The Closing Net Working Capital set forth in the Closing Statement of Net Working Capital, the Closing Date Indebtedness set forth in the Closing Statement of Indebtedness, and the Closing Date Cash set forth in the Closing Statement of Cash, in each case, either as agreed to by the Shareholder Representative and Buyer if such statement is not referred to the Independent Accountants or as finally determined by the Independent Accountants, shall be the "Final Closing Net Working Capital", the "Final Closing Date Indebtedness" and the "Final Closing Date Cash", respectively.

        (d)   If Buyer's position or the Shareholder Representative's position, respectively, with respect to the calculation of Closing Net Working Capital, Closing Date Indebtedness and/or Closing Date Cash, as the case may be, varies by more than ten percent (10%) from the amount finally determined by the Independent Accountants, the cost of any such Independent Accountants review and report shall be borne by Buyer or Designated Sellers, respectively. If the respective positions of the Shareholder Representative and Buyer (i) each vary by more than ten percent (10%) or (ii) each vary by ten percent (10%) or less from the amount finally determined by the Independent Accountants, Designated Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants. Any costs to be borne by Designated Sellers under this Section 2.4(d) shall be paid by the Shareholder Representative, and the Shareholder Representative shall promptly collect such amount from Designated Sellers in proportion to the Designated Sellers Percentages.

        (e)   Buyer and the Shareholder Representative agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Statement of Net Working Capital, the Closing Statement of Indebtedness and the Closing Statement of Cash and the calculation of the Closing Net Working Capital and in the conduct of the reviews and determinations identified by Section 2.4(c), including making available all necessary books, records, work papers and personnel.

        2.5    Adjustments to Purchase Price.

        (a)   The Purchase Price shall be: (i) reduced by the amount, if any, by which the Base Net Working Capital exceeds the Final Closing Net Working Capital, or increased by the amount, if any, by which the Final Closing Net Working Capital exceeds the Base Net Working Capital, as the case may be; (ii) reduced by the amount, if any, of Final Closing Date Indebtedness (taking into account any payments thereof made under Sections 2.3(b) and 2.3(c)(ii)); and (iii) increased by the amount of Final Closing Date Cash (or decreased to the extent Final Closing Date Cash is a negative amount) (the foregoing amounts described in (i), (ii) and (iii), collectively, the "Purchase Price Adjustment").

        (b)   The Purchase Price shall be (i) reduced by the amount, if any, by which the aggregate Short Period Income Tax Liabilities (for the avoidance of doubt, reduced by any estimated tax payments made prior to the Closing Date) as reported on all originally filed final Short Period Income Tax Returns (in accordance with Section 7.3) exceed Estimated Short Period Income Tax Liabilities and (ii) increased by the amount, if any, by which the aggregate Short Period Income Tax Liabilities (for the avoidance of doubt, reduced by any estimated tax payments made prior to the Closing Date) as reported on all originally filed final Short Period Income Tax Returns (in accordance with Section 7.3) are less than Estimated Short Period Income Tax Liabilities.

        2.6    Payments of Adjustments.

        (a)   Payment due to Buyer in respect of Section 2.5(a), if any, shall be paid by wire transfer, in immediately available funds, by Sellers, to an account specified by Buyer; and Buyer and the Shareholder Representative shall execute a joint writing to the Escrow Agent directing the Escrow Agent to pay an amount equal to five percent (5%) of the Purchase Price Adjustment from the Escrowed Funds, by wire transfer in immediately available funds, to the Shareholder Representative on behalf of Designated Sellers (whereupon the Shareholder Representative promptly shall disburse such amounts to Sellers on a basis proportionate to the percentages as set forth in Section 2.6(a) of the Disclosure Letter (such percentages, the "Sellers Percentages")). If payment is due to Sellers in respect of Section 2.5(a): (i) an amount equal to ninety-five percent (95%) of the Purchase Price Adjustment shall be paid by wire transfer, in immediately available funds, by Buyer to Shareholder Representative on behalf of Sellers (whereupon the Shareholder Representative promptly shall disburse such amounts to Sellers on a basis proportionate to the Sellers Percentages); and (ii) an amount equal to five percent (5%) of the Purchase Price Adjustment shall be paid by wire transfer, in immediately available funds, by Buyer on behalf of Designated Sellers to the Escrow Agent, such funds to be held by the Escrow Agent as additional Escrowed Funds under and pursuant to the terms of the Escrow Agreement. Any amount payable in respect of the Purchase Price Adjustment shall be due and payable ten (10) Business Days after the date that all of the Final Closing Net Working Capital, the Final Closing Date Indebtedness and the Final Closing Date Cash have become final and binding on the parties and shall bear interest from and including the Accounting Effective Time to but excluding the actual date of payment at 5.0% per annum. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

        (b)   Payments in respect of Section 2.5(b) shall be made in cash within ten (10) Business Days after all original final Short Period Income Tax Returns have been filed, by Designated Sellers to Buyer, in the case of a reduction to the Purchase Price, or by Buyer to the Shareholder Representative on behalf of Designated Sellers (whereupon the Shareholder Representative promptly shall disburse such amounts to Designated Sellers on a basis proportionate to the Designated Sellers Percentages), in the case of an increase in the Purchase Price, in immediately available funds by wire transfer to the respective accounts of the other party or parties.

        (c)   Designated Sellers shall be entitled to interest from Buyer with respect to the Average Daily Tax Balance (as defined in the second succeeding sentence) from and including the Accounting Effective Time to but excluding the actual date of payment at 5.0% per annum. The "Daily Tax Balance" on any given date means an amount equal to Estimated Short Period Income Tax Liabilities less Two Hundred Fifty Thousand Dollars ($250,000) less all payments in respect of Short Period Income Tax Liabilities, including estimated payments, made to the IRS or any other taxing authority on or before such date. The "Average Daily Tax Balance" is an amount calculated by adding together all the Daily Tax Balances for each day during the period from and including the Accounting Effective Time to but excluding the actual date of payment and dividing the sum total by the actual number of days elapsed during such period. Such interest shall be payable at the same time as the payments described in Section 2.5(b) and shall be calculated on the Average Daily Tax Balance on the basis of a year of 365 days and the actual number of days elapsed.

3.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS

        Company and Designated Sellers, jointly and severally, represent and warrant to Buyer with respect to Sections 3.1 through 3.20 (but not Section 3.21) and Foundation represents and warrants to Buyer with respect to Section 3.21 (but not Sections 3.1 through 3.20) as follows:

        3.1    Incorporation and Good Standing.    Company is duly incorporated, validly existing, and in good standing under the laws of North Carolina, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses. Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Section 3.1 of the Disclosure Letter contains a complete and accurate list of the states in which Company is authorized to do business except where the absence of qualification would not reasonably be expected to have a Company Material Adverse Effect. Company has made available to Buyer copies of the Organizational Documents of Company.

        3.2    Authority of Designated Sellers and Company; No Conflict.

        (a)   This Agreement constitutes the legal, valid, and binding obligation of Designated Sellers and Company, enforceable against Designated Sellers and Company in accordance with its terms. Upon the execution and delivery by J. Barker of the Escrow Agreement (as Shareholder Representative), the Escrow Agreement will constitute the legal, valid, and binding obligations of J. Barker as Shareholder Representative, enforceable against him in accordance with its terms. Upon the execution and delivery by Designated Sellers of their respective Non-Competition Agreements, each Non-Competition Agreement will constitute the legal, valid, and binding obligations of the respective Designated Seller, enforceable against such Designated Seller in accordance with its terms. Each Designated Seller and

Company has all the requisite power and authority to execute and deliver this Agreement, the Escrow Agreement and Non-Competition Agreements, as applicable, and to perform their respective obligations under this Agreement, the Escrow Agreement and Non-Competition Agreements, as applicable.

        (b)   Except as set forth in Section 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly, (i) violate or result in any breach of any provision of the Organizational Documents of Company; (ii) subject to any filings under the HSR Act, violate any Legal Requirement applicable to Company or the Transactions or (iii) result in the creation of any Encumbrance upon any assets of Company pursuant to the terms or provisions of, or will not result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any Material Contract.

        (c)   Except as set forth in Section 3.2 of the Disclosure Letter and any filings under the HSR Act, none of Designated Sellers or Company is or will be required to give any notice to or obtain any approval, consent or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

        3.3    Capitalization.    The authorized equity securities of Company consist of 20,000 shares of common stock, par value $.01 per share, of which 13,680 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The number of Shares owned by each of Sellers is set forth in Section 3.3 of the Disclosure Letter. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Transactions shall be sufficient, upon their consummation, to cause Buyer to be the owner of all of the Shares of capital stock of Company. There are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of Company. Company does not own, directly or indirectly, or have any agreement to acquire, any equity securities, ownership interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

        3.4    Financial Statements.    Company has made available to Buyer: (a) audited balance sheets of Company as of April 30, 2003, April 30, 2002 and April 30, 2001 (including the respective notes thereto, collectively, the "Balance Sheets" and each a "Balance Sheet"), and the related audited consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years ended April 30, 2003, April 30, 2002 and April 30, 2001, including the respective notes thereto (collectively, the "Audited Financial Statements"), together with the respective report thereon of PricewaterhouseCoopers, independent certified public accountants, and (b) the unaudited balance sheets of the Company as of May 31, 2003, June 30, 2003, July 31, 2003, and August 31, 2003 and the related unaudited statements of income for the months then ended (the "Interim Financial Statements"). The Audited Financial Statements fairly present in all material respects the financial condition and the results of operations of Company as at the date of and for the period referred to in such financial statements, all in accordance with GAAP (except to the extent indicated therein). The Interim Financial Statements were prepared from the books and records of the Company, represent bona fide transactions, are correct and complete in all material respects, and fairly present in all material respects the financial condition and results of operations of the Company as at their respective dates and for their respective periods subject only to normal year end audit adjustments (it being acknowledged by the parties that the Interim Financial Statements have not been prepared in accordance with GAAP).

        3.5    Corporate Records.    The corporate records of Company are correct and complete in all material respects. The minute book of Company contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects, in all material respects, all actions by the directors and shareholders with respect to all transactions referred to in such minutes. True and correct copies of all minutes of meetings or other actions by the directors, shareholders or incorporators of Company since its inception have been made available to Buyer.

        3.6    Title to Properties; Encumbrances; Real Property.    Company owns or has valid rights to use all property and assets necessary for the conduct of its business as now conducted. Company has good and valid title to all of its material properties and assets, including all material properties and assets reflected in the most recent Balance Sheet, and good and valid rights to its material leasehold estates, in each case subject to no Encumbrance other than as set forth in Section 3.6 of the Disclosure Letter. The properties and assets used by Company in the conduct of its business, taken as a whole, are in good operating condition and are reasonably fit and usable for the purposes for which they are being used, ordinary wear and tear excepted. Section 3.6 of the Disclosure Letter sets forth the address and brief description of each parcel of owned real property. Section 3.6 of the Disclosure Letter sets forth the address of each parcel of leased real property and a list of all material leases for each such parcel of leased real property. Company has made available to Buyer a copy of each such lease.

        3.7    Inventory.    The inventory of Company, reflected in the most recent Balance Sheet or acquired since April 30, 2003, consists of a quality and quantity usable and salable in the ordinary course of business, net of the respective reserves shown on the most recent Balance Sheet or on the accounting records of Company as of the Closing Date (which reserves are calculated in accordance with GAAP consistent with past practice).

        3.8    No Undisclosed Liabilities.    Except as set forth in Section 3.8 of the Disclosure Letter, Company has no liabilities or obligations except for (a) liabilities or obligations reflected or reserved against in the most recent Balance Sheet, (b) current liabilities incurred in the ordinary course of business since April 30, 2003 and (c) liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise that would not reasonably be expected to have a Company Material Adverse Effect.

        3.9    Taxes.    (i) Company has timely filed all material Tax Returns required to be filed through the date hereof, as well as all federal and state Tax Returns in respect of income taxes (including franchise taxes based on income) for the period from May 1, 2002 through April 30, 2003 (the "2002 Returns"), and each of such Tax Returns is complete and correct in all material respects; (ii) Company has timely paid all Taxes due and payable through the date hereof, as well as all Taxes in respect of the 2002 Returns; (iii) Company has not elected pursuant to the Code to be treated as an S corporation; (iv) Company has withheld and paid to the appropriate governmental authorities in a timely manner all Taxes required to have been withheld through the date hereof; (v) Section 3.9 of the Disclosure Letter provides a list of all material Tax audits or examinations involving Company that have been completed since May 1, 1999, through the date hereof, and the resolution of such audits or examinations; (vi) all deficiencies or assessments asserted in writing against Company by any taxing authority have been paid or fully and finally settled, and, to the knowledge of Company and Sellers, no issue previously raised in writing by any such taxing authority with respect to a completed audit reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the date hereof); (vii) Company is not presently under examination or audit by any taxing authority and has not received written notice of any pending examination or audit by any taxing authority; (viii) no extension of the period for assessment or collection of any Tax of Company is currently in effect and no extension of time within which to file any Tax Return of Company has been requested, which Tax Return has not since been filed; (ix) no liens exist with respect to any Taxes of Company, other than liens in respect of property taxes not yet due and payable; (x) Company does not have an "overall foreign loss" within the meaning of Section 904 of the Code; (xi) Company has not made or agreed to make, nor has ever been required to make, any change in its accounting methods that would result in an adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law); (xii) Company is not a party to any tax sharing, tax matters, tax indemnification or similar agreement; (xiii) Company is not a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute a "parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law); (xiv) Company has never been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose; (xv) Company has never requested a ruling from, or entered into a closing agreement with, the IRS or any other taxing authority; (xvi) no claim has ever been made in writing by any governmental authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by the jurisdiction; (xvii) Company is not liable or potentially liable for the Taxes of any other person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise); (xviii) Company has not been required to account for any transaction pursuant to Section 467 of the Code; (xix) Company has not made an election under Section 341(f) of the Code (or any similar provision of state, local or foreign law); (xx) Company has never been a party to any understanding or arrangement described in Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, and has never "participated" in a "reportable transaction" within the meaning of Treas. Reg. Section 1.6011-4; (xxi) Company has not granted any power of attorney with respect to Tax matters; and (xxii) each Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Code.

        3.10    No Material Adverse Change.    As of the date of this Agreement, there has not been since the date of the most recent Balance Sheet any change affecting Company that has resulted or could result in a Company Material Adverse Effect.

        3.11    Employee Benefits.

        (a)   Section 3.11 of the Disclosure Letter sets forth all Company Plans (as defined in Section 3.11(f) below). Copies of all Company Plans (and related summary plan descriptions and Form 5500s) have been made available to Buyer. Neither Company nor any ERISA Affiliate (as defined in Section 3.11(f) below) has ever maintained, sponsored, contributed to, or participated in any of the following plans or arrangements: (i) an employee benefit plan subject to Title IV of ERISA or Code § 412 (e.g., defined benefit pension plans); (ii) a multiemployer plan as defined under ERISA § 3(37) or § 4001(a)(31) or Code § 414(f); (iii) an employee benefit plan that provides medical or other welfare benefits to retirees except as required by ERISA, the Code, or other applicable Legal Requirement, including, but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; or (iv) a multiple employer plan within the meaning of Code § 413(c) or ERISA §§ 4063, 4064, or 4066.

        (b)   Except as set forth in Section 3.11 of the Disclosure Letter, each of Company Plans has been adopted and is operated in material compliance with its terms and all applicable Legal Requirements (including, where applicable, ERISA and the Code). None of Company Plans or any trusts relating thereto have engaged in any transaction in connection with which Company or any fiduciaries of any Company Plans or related trusts is or could be subject either to a civil penalty or other liability under Sections 502(i), 406 or 409 of ERISA or a tax imposed by Section 4975 of the Code, and no event has occurred and no condition exists with respect to Company Plans that could subject Company to any other tax or penalty under the Code or civil penalty or other liability under ERISA or other Legal Requirements that would reasonably be expected to have a Company Material Adverse Effect.

        (c)   Except as set forth in Section 3.11 of the Disclosure Letter, the consummation of the Transactions will not (i) entitle any current or former employee, officer, director or independent contractor of Company to severance pay, unemployment compensation or any other payment; (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such person; or (iii) result in any prohibited transaction described in ERISA § 406 or Code § 4975 for which an exemption is not available.

        (d)   Any Company Plan intended to qualify under Section 401 of the Code has been determined by the IRS to be so qualified or is generally entitled to rely upon the favorable determination letter issued to a prototype plan sponsor and no event has occurred and no condition exists with respect to the form or operation of such Company Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (e)   There are (i) no investigations pending by any governmental entity involving Company Plans, and (ii) no pending or, to the knowledge of Company and Sellers, threatened claims (other than routine claims for benefits), suits or proceedings against any Company Plan, against the assets of any of the trusts under any Company Plan or against any fiduciary of any Company Plan with respect to the operation of such Company Plan or asserting any rights or claims to benefits under any Company Plan or against the assets of any trust under such Company Plan, nor, to the knowledge of Company and Sellers, are there any facts that would give rise to any material liability under or involving any Company Plan.

        (f)    The following terms defined in this Section 3.11 shall have the meanings specified below for all purposes of this Agreement:

        "Company Plans" shall mean all Plans (as defined below) maintained by or contributed to by Company or which cover any employees or former employees of Company or any other Plan as to which Company may have any liability.

        "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons, including Company, described in Section 414(b), (c), (m), (o) or (t) of the Code.

        "Plan" shall mean any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement, employment or consulting agreement, or any other employee benefit plan, program, agreement or arrangement, including without limitation any "employee pension benefit plan" and any "employee welfare benefit plan" as those terms are defined in section 3 of ERISA.

        3.12    Compliance With Legal Requirements; Governmental Authorizations.    Except for environmental matters (which are addressed in Section 3.17), (a) Company is in compliance with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its properties, except where failure to so comply would not reasonably be expected to have a Company Material Adverse Effect; and (b) Company has all Governmental Authorizations necessary for the conduct of its business as now being conducted unless the failure to possess such Governmental Authorizations would not reasonably be expected to have a Company Material Adverse Effect.

        3.13    Legal Proceedings; Orders.    There is no pending Proceeding that has been commenced by or against Company or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions, and, to the knowledge of Company and Sellers, no such Proceeding has been threatened. There is no order issued by any Governmental Body to which Company, or any asset owned or used by Company, is subject.

        3.14    Absence of Certain Changes and Events.    Except as set forth in Section 3.14 of the Disclosure Letter, since the date of the most recent Balance Sheet, Company has conducted its business only in the ordinary course of business and consistent with past practice and there has not been any:

        (a)   change in Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

        (b)   amendment to the Organizational Documents of Company;

        (c)   borrowing, loans or advances by or from Company;

        (d)   payment or increase by Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee (except in the ordinary course of business) or entry into any employment, severance, or similar agreement with any director, officer, or employee;

        (e)   adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Company;

        (f)    prepayment of expenses, acceleration of accounts receivable, or accumulation of inventory beyond that reflected in the most recent Balance Sheet;

        (g)   material adverse change to Company's relationship with any of its top twenty (20) customers for the year ended April 30, 2003, as determined by revenue, and there is no pending or, to the knowledge of Company and Sellers, any threatened material adverse change to any such relationship, through the date hereof, by Company or any of such top customers, including without limitation any threatened cancellation of any such relationship or any threatened review of the material terms and conditions of any such relationship;

        (h)   damage to or destruction or loss of any asset or property of Company, which would reasonably be expected to have a Company Material Adverse Effect;

        (i)    sale, lease, or other disposition of any material asset or property of Company (other than in the ordinary course of business or for fair consideration) or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of Company (other than real estate taxes, assessments and other governmental levies, fees, or charges imposed with respect to owned real property that are not due and payable as of the Closing or mechanics liens and similar liens for labor, materials, or supplies which have been released and terminated prior to the date hereof) or revaluation of any material asset or property of Company;

        (j)    change in the accounting or financial statement methods, principles, procedures or practices used by Company, except as required by GAAP and previously disclosed to Buyer; or

        (k)   agreement by Company to do any of the foregoing.

        3.15    Contracts; Indebtedness; No Defaults; Bank Accounts.

        (a)   Section 3.15(a) of the Disclosure Letter contains a complete and accurate list, and Company has made available to Buyer true and complete copies, of:

          (i)    each agreement that involves performance of services or delivery of goods or materials by Company of an amount or value in excess of Twenty-Five Thousand Dollars ($25,000);

          (ii)   each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Fifteen Thousand Dollars ($15,000));

          (iii)  each agreement for capital expenditures in excess of Fifteen Thousand Dollars ($15,000);

          (iv)  each agreement containing covenants that in any way purport to restrict the business activity of Company or limit the freedom of Company to engage in any line of business or to compete with any Person;

          (v)   each agreement evidencing any Encumbrance on Company's assets or properties;

          (vi)  each agreement related to any employment, consulting or severance relationship with any individual;

          (vii) any indenture, note, loan or credit agreement or other agreement relating to the borrowing of money by Company; and

          (viii) each power of attorney that is currently effective and outstanding.

The agreements identified or required to be identified in Section 3.15(a) of the Disclosure Letter are referred to in this Agreement as "Material Contracts."

        (b)   Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms except to the extent as would not reasonably be expected to have a Company Material Adverse Effect.

        (c)(i) Company is in compliance with all applicable terms and requirements of each agreement under which Company has any obligation or by which Company or any of the assets owned or used by Company is or was bound, and (ii) each other Person that has any obligation under any agreement under which Company has any rights is in compliance with all applicable terms and requirements of such agreement; in each case, except where any failure to comply would not reasonably be expected to have a Company Material Adverse Effect.

        (d)   Section 3.15(d) of the Disclosure Letter contains a complete and accurate list of the name of each bank in which Company has an account or a safe deposit box, the account number thereof and the names of all persons authorized to draw thereon or to have access thereto.

        3.16    Insurance.

        (a)   Set forth in Section 3.16 of the Disclosure Letter is a list of all material policies and contracts for insurance maintained by Company as of the date hereof. Company maintains insurance policies that provide insurance coverage for the assets and the operations of Company for risks customarily insured against by a Person carrying on the same business as Company in the same location. Such policies are issued by insurers that are reputable and, to the knowledge of Company and Sellers, financially sound. Each such policy is in full force and effect and is valid and enforceable in accordance with its terms in all material respects. Company has paid all premiums due, and has otherwise performed all of its obligations, under such policies except for any failure to perform any obligation under such policies that would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   Company has no self-insurance arrangement under which the Company has established reserves.

        (c)   Section 3.16(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years: (i) a summary of the loss experience under each of Company's policies for commercial general liability, commercial automobile liability, umbrella coverage, excess umbrella coverage, commercial pollution legal liability coverage and directors' and officers' coverage; and (ii) a statement describing each claim in excess of five thousand dollars ($5,000) under any insurance policy described in Section 3.16(c)(i), which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim.

        (d)   Except as set forth on Section 3.16(d) of the Disclosure Letter: (i) all such insurance policies (A) will remain in full force and effect in all material respects immediately following the consummation of the Transactions and (B) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Company and (ii) Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

        3.17    Environmental Matters.

        (a)   Except as set forth in Section 3.17(a) of the Disclosure Letter, Company has complied in all material respects with all Environmental Laws regarding its operations, real properties and facilities and has no material liability under Environmental Laws.

        (b)   Except as set forth in Section 3.17(b) of the Disclosure Letter, there are no pending or, to the knowledge of Company and Sellers, threatened Environmental Claims and there are no actions, events, circumstances or conditions that would reasonably be expected to result in material liability to Company from Environmental Claims.

        (c)   Except as set forth in Section 3.17(c) of the Disclosure Letter, (i) during the period of Company's ownership, lease or operation, there have been no Releases of Hazardous Materials at, on, under or from any property or facility now or previously owned, leased or operated by Company, and (ii) to the knowledge of Company and Sellers, during the period of ownership, lease or operation by predecessors in interest of Company, there have been no Releases of Hazardous Materials at, on, under or from any property or facility now or previously owned, leased or operated by Company that, in the case of each of clauses (i) and (ii), would reasonably be expected to result in material liability to Company from Environmental Claims.

        (d)   Except as set forth in Section 3.17(d) of the Disclosure Letter, Company possesses all material Environmental Permits necessary for its operations and facilities and is in compliance in all material respects with such Environmental Permits and each such Environmental Permit is in full force and effect in all material respects.

        (e)   No property now or, to the knowledge of Company and Sellers, previously owned, leased or operated by Company is listed or, to the knowledge of Company and Sellers, proposed (with respect to owned property only) for listing on CERCLIS or on any similar state list of sites requiring investigation or clean-up, or on the National Priorities List pursuant to CERCLA.

        (f)    Except as set forth in Section 3.17(f) of the Disclosure Letter, there are no underground or aboveground storage tanks or related piping, including petroleum storage tanks, on or under any property now or, to the knowledge of Company and Sellers, previously owned, leased or operated by Company.

        (g)   Company has not transported or arranged for the transportation or disposal of any Hazardous Material to or at any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which would reasonably be expected to lead to any material Environmental Claim against Company.

        (h)   Except as set forth in Section 3.17(h) of the Disclosure Letter, neither Company nor any third party is currently conducting or has within the preceding ten (10) years conducted any Remedial Action pursuant to any Environmental Law at or on any property now owned, leased or operated by Company or, to the knowledge of Company and Sellers, at any property previously owned, leased or operated by Company or any predecessor in interest to Company.

        (i)    Except as set forth in Section 3.17(i) of the Disclosure Letter, there is no asbestos at or on any property now or, to the knowledge of Company and Sellers, previously owned, leased or operated by Company. Except as set forth in Section 3.17 of the Disclosure Letter, to the knowledge of Company and Sellers, there are no polychlorinated biphenyls at or on any property now or previously owned, leased or operated by Company.

        (j)    No lien has been recorded pursuant to any Environmental Law with respect to any real property now owned, used or operated by Company or any other assets now owned or leased by Company.

        (k)   No conditions exist at, on or under any property now or, to the knowledge of Company or Sellers, previously owned, leased or operated by Company or any predecessor in interest to Company that, with or without the passage of time or the giving of notice or both, would reasonably be expected to give rise to material liability to Company under Environmental Laws.

        (l)    Company has disposed of used oil from its operations in Lumberton, North Carolina via properly licensed Persons.

        (m)  Company has been mistakenly or improperly identified in computer records as a "responsible party" by NCDENR for an underground storage tank with respect to property located at 1028 Highland Avenue, Hickory, North Carolina; Company has no liability in respect of such tank.

        (n)   The following terms used in this Section 3.17 shall have the meanings specified below for purposes of this Agreement:

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act.

        "CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System.

        "Environmental Claim" means any notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Body or any other Person for damages, injunctive or equitable relief, personal injury, investigation, Remedial Action or monitoring costs, property damage, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence of a Release; (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

        "Environmental Laws" means any and applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Body relating in any way to the environment, preservation or reclamation of natural resources, natural resource damages, the management, Release or threatened Release of, or exposure to, any Hazardous Material, or to human health or safety.

        "Environmental Permit" means any Governmental Authorization pursuant to any Environmental Law.

        "Hazardous Materials" means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents including, without limitation, crude oil, petroleum or petroleum distillates, asbestos or asbestos containing materials, or polychlorinated biphenyls that are regulated pursuant to or can give rise to liability under any Environmental Law.

        "NCDENR" means the North Carolina Department of Environment and Natural Resources.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto, on or through the environment.

        "Remedial Action" means (a) "remedial action" as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Body or voluntarily undertaken to: (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Materials; (ii) prevent the Release or threatened Release of any Hazardous Materials; or (iii) perform studies and investigations in connection with (i) or (ii) above.

        3.18    Labor Relations.    To Sellers' knowledge, no officer or key employee of Company intends to terminate employment nor does Company have any present intention to terminate the employment of any of the foregoing. No employees of Company are represented by a union or other labor organization or covered by any collective bargaining agreement. There is no unfair labor practice complaint, labor organizational effort, strike, slowdown or similar labor matter pending or, to the knowledge of Sellers, threatened against or affecting Company or its business.

        3.19    Brokers or Finders.    Except as set forth in Section 3.19 of the Disclosure Letter, Company, Sellers and Sellers' respective agents, consultants, contractors, engineers, advisors and their respective representatives ("Sellers Agents") have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and the Transactions.

        3.20    Disclaimer of Other Representations and Warranties.    Except as expressly set forth in this Section 3, Sellers and Company make no representation or warranty, express or implied, at law or in equity, in respect of the Shares of Company, or any of its assets, liabilities or operations, including with respect of any warranty of merchantability or warranty of fitness for any particular purpose, or any other matter with respect to the Transactions, and any such other representations or warranties are hereby expressly disclaimed.

        3.21    Authority of Foundation; No Conflict; Ownership of Shares.

        (a)   This Agreement constitutes the legal, valid, and binding obligation of Foundation, enforceable against Foundation in accordance with its terms. Foundation has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

        (b)   Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly, (i) violate or result in any breach of any provision of Foundation's Organizational Documents, or (ii) violate any Legal Requirement applicable to Foundation, except in the case of clause (ii) for such violation which would not, individually or in the aggregate, reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the Transactions.

        (c)   Foundation is not, and will not be, required to give any notice to or obtain any approval, consent or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

        (d)   Foundation is and will be on the Closing Date the record and beneficial owner and holder of the Shares as set forth in Section 3.3 of the Disclosure Letter, free and clear of all Encumbrances.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Company and Sellers as follows:

        4.1    Incorporation and Good Standing.    Buyer is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

        4.2    Authority; No Conflict.

        (a)   This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations under this Agreement and the Escrow Agreement.

        (b)   Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly, (i) violate or result in any breach of any provision of Buyer's Organizational Documents; (ii) subject to any filings under the HSR Act, violate any Legal Requirement applicable to Buyer or the Transactions; or (iii) result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement to which Buyer is a party or by which Buyer may be bound, except in the case of clauses (ii) and (iii) for such violation, breach, or default which would not, individually or in the aggregate, reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the Transactions.

        (c)   Except as have already been given or obtained, as the case may be, Buyer is not, and will not be, required to give any notice to or obtain any approval, consent or other authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

        4.3    Investment Intent.    Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer (a) is a sophisticated investor with knowledge and experience in business and financial matters, (b) has received certain information concerning Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, and (c) is able to bear the economic risk inherent in acquiring and holding the Shares.

        4.4    Certain Proceedings.    There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Buyer's knowledge, no such Proceeding has been threatened.

5.     COVENANTS OF COMPANY AND THE SELLERS PRIOR TO CLOSING DATE

        5.1    Access and Investigation.    Buyer acknowledges that it has conducted and completed all or substantially all of its business, financial, legal and other due diligence investigations regarding Company and the purchase of the Shares. Between the date of this Agreement and the Closing Date, Company will afford representatives of Buyer access at all reasonable times, and in a manner so as not to interfere with Company's normal business operations, to Company's personnel and facilities as Buyer may reasonably request for the purposes of apprising Buyer of significant developments regarding Company and its affairs and planning for a transition of Company to the status of an affiliate of Buyer.

        5.2    Operation of the Business of Company.    Between the date of this Agreement and the Closing Date, Company will:

        (a)   conduct the business of Company in the ordinary course of business;

        (b)   use commercially reasonable efforts to preserve intact the current business organization of Company, keep available the services of the current officers, employees, and agents of Company, and maintain the relations and goodwill with customers, landlords, creditors, employees, agents, and others having business relationships with Company;

        (c)   report periodically to Buyer concerning the status of the business, operations, and finances of Company, as reasonably requested by Buyer; and

        (d)   not make any change in Tax accounting methods or make, modify or revoke any material tax election or settle or compromise any material Tax liability.

        5.3    Required Approvals.    As promptly as practicable after the date of this Agreement, Sellers and Company will make all filings required by Legal Requirements in connection with the Transactions. Between the date of this Agreement and the Closing Date, Sellers and Company will use their commercially reasonable best efforts to (i) cooperate with Buyer with respect to all filings required under the HSR Act in connection with the Transactions (including all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act), and (ii) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

        5.4    Efforts to Close.    Between the date of this Agreement and the Closing Date, Designated Sellers will use their commercially reasonable best efforts to cause the conditions in Sections 8 and 9 to be satisfied and to cause the Closing Date to occur on or before November 6, 2003.

        5.5    Employee Benefits.    Prior to the Closing Date, Designated Sellers shall cause Company to (a) terminate the Triangle Ice Company 401(k) Plan, and (b) terminate any deferred compensation plans of Company and pay off all amounts accrued in respect thereof, and (c) substantially complete all necessary documentation such that Company can file within two Business Days after the Closing Date all delinquent required IRS Forms 5500 (if any) in respect of Company Plans with the Department of Labor under the Delinquent Filer Voluntary Compliance Program.

6.     COVENANTS OF BUYER PRIOR TO CLOSING DATE

        6.1    Required Approvals.    As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the Transactions. Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable best efforts to (i) cooperate with Sellers and Company with respect to all filings required under the HSR Act in connection with the Transactions (including all actions reasonably requested by Company or Sellers to cause early termination of any applicable waiting period under the HSR Act), and (ii) cooperate with Company and Sellers in obtaining all consents identified in Section 3.2 of the Disclosure Letter.

        6.2    Efforts to Close.    Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable best efforts to cause the conditions in Sections 8 (including without limitation Section 8.8) and 9 to be satisfied and to cause the Closing Date to occur on or before November 6, 2003.

7.     ADDITIONAL AGREEMENTS

        7.1    Employee Benefits; Continued Employment.

        (a)   Buyer does not have any current plans to substantially reduce Company's head count after the Closing Date; provided, however, that this Section 7.1(a) shall not be construed as limiting Buyer's power to determine the appropriate size of Company's work force after the Closing Date. After the Closing Date, Buyer agrees to provide, or cause Company to provide, current officers and employees of Company who continue employment with employee benefits that shall be comparable in the aggregate to the employee benefits, taken as a whole, provided from time to time by Buyer to its officers and employees of comparable position and responsibility.

        (b)   To the extent the continuing employees of Company ("Retained Employees") are migrated from Company employee benefit plans to Buyer employee benefit plans, for purposes of determining eligibility for participation and credit for service for vesting purposes (but not benefit accrual purposes) in the employee benefit plans in which Buyer is a participating employer, Buyer agrees to, or to cause Company to, give credit to each of the Retained Employees for the years of service for which such employees would be credited pursuant to such employee benefit plans if such employees were employed by Buyer as of their initial date of hire by Company. Buyer further agrees that its 401(k) Plan will accept as rollovers all qualified distributions, including plan loans, made to Retained Employees from Company's 401(k) Plan.

        (c)   With respect to any Plan of Buyer maintained or otherwise provided for Retained Employees in lieu of a Company Plan (a "Replacement Plan") that is a group health plan, such Replacement Plan shall (A) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles already incurred during such year under any terminated or discontinued Company Plan that was a group health plan, (B) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (C) provide Retained Employees with benefits reasonably comparable to the employee health benefits provided from time to time by Buyer to its officers and employees. Effective as of the Closing Date, Buyer or Company shall be responsible for perpetuating the applicable group health plan continuation coverages pursuant to Code § 4980B and ERISA §§ 601 through 609 with respect to all current or former employees of Company and their eligible dependents. The Buyer shall indemnify and hold Sellers harmless for any liability Sellers may incur after the Closing Date under Code § 4980B or ERISA §§ 601 through 609 with respect to any employee of Company (or a dependent or spouse of any such employee) employed by the Buyer who has a "qualifying event" within the meaning of Code § 4980B(f)(3) after the Closing Date.

        (d)   Buyer shall (A) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to provide that the Retained Employees shall receive credit for participation and vesting purposes (but not benefit accrual purposes) under such plan for their period of employment with Company and their predecessors to the extent such predecessor employment was recognized by Company and (B) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Company and their predecessors to the extent such predecessor employment was recognized by Company for purposes of vesting or participation (but not for benefit accrual purposes).

        7.2    Transfer Taxes.    Any transfer, documentary, recording or filing, sales, use, real estate transfer or other similar Taxes, imposed in connection with the transfer of the Shares to Buyer (including, without limitation, any such Taxes imposed on Company) shall be paid by Sellers.

        7.3    Tax Returns.    All Tax Returns of Company that are due after the Closing Date with respect to Pre-Closing Tax Liabilities shall be prepared and filed by Company. The Shareholder Representative shall be given an opportunity (at least forty-five (45) days prior to the due date for filing each such Tax Return) to review and comment on each Short Period Income Tax Return and no Short Period Income Tax Return shall be filed without the prior written consent (not to be unreasonably withheld) of the Shareholder Representative. Buyer shall pay or shall cause the Company to pay all Taxes shown on each Tax Return. To the extent the aggregate Short Period Income Tax Liabilities (for the avoidance of doubt, reduced by any estimated tax payments made prior to the Closing Date) as reported on all originally filed final Short Period Income Tax Returns differs from the Estimated Short Period Income Tax Liabilities, the Purchase Price shall be adjusted in accordance with Section 2.5(b). Pre-Closing Tax Liabilities (other than Short Period Income Tax Liabilities, to the extent reported on all originally filed final Short Period Income Tax Returns) shall be subject to indemnification by Designated Sellers pursuant to Section 11.2(b).

        7.4    Cooperation on Tax Matters.    Buyer, Company and Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the preparation or filing of Tax Returns for the Company pursuant to Section 7.3 and any audit, litigation or other Proceeding with respect to Taxes.

        7.5    Environmental Remediation.

        (a)   Troy ACMs. Buyer and Designated Sellers acknowledge that certain asbestos containing materials ("ACM") are present at Company's facilities at Albemarle Road, Troy, North Carolina as described in Appendix 7.5(a). Buyer will use commercially reasonable best efforts to take such action as may be required under applicable Environmental Laws to remediate the ACM conditions in accordance with applicable Environmental Laws and this Section 7.5 by the first anniversary of the Closing Date. In connection therewith, as soon as practical after the Closing Date, Buyer will assess the ACM conditions and make a recommendation to the Shareholder Representative with respect to the condition. Prior to Buyer causing any work to be commenced with respect to any remediation for the condition, Buyer shall submit a proposed plan (including two estimates) with respect to the ACM conditions for the Shareholder Representative's approval, which approval shall not be unreasonably withheld.

        (b)   Charleston Brine Container. Buyer and Designated Sellers acknowledge that an inactive brine container is present at the facility that Company leases on Spruill Avenue, North Charleston, South Carolina as described in Appendix 7.5(b). Buyer will use commercially reasonable best efforts to take such action as may be required under applicable Environmental Laws to remediate such brine container condition in accordance with applicable Environmental Laws and this Section 7.5 by the first anniversary of the Closing Date. In connection therewith, as soon as practical after the Closing Date, Buyer will assess the brine container condition and make a recommendation to the Shareholder Representative with respect to the condition. Prior to Buyer causing any work to be commenced with respect to any remediation for the condition, Buyer shall submit a proposed plan (including two estimates) with respect to the brine container condition for the Shareholder Representative's approval, which approval shall not be unreasonably withheld. Buyer will thereafter use commercially reasonable efforts to effect such plan in accordance with this Section 7.5. The parties acknowledge that the Charleston facility is leased by Company and that any Remedial Action undertaken at the facility with respect to the brine container is subject to applicable Legal Requirements.

        (c)   Costs for Environmental Remediation. At any time and from time to time, Buyer may deliver to the Shareholder Representative invoices for Buyer's out-of-pocket costs and expenses to effect the remediation described in this Section 7.5. Promptly after the Shareholder Representative has received such invoices, Buyer and the Shareholder Representative shall issue joint instructions to the Escrow Agent to disburse to Buyer an amount equal to the aggregate amount of such invoices, subject to Section 11.5(e). The parties acknowledge that the purpose of the Remedial Action Escrow Funds is solely to fund Designated Sellers' obligations under this Section 7.5 and 11.2(c).

        (d)   Access to Facilities. In connection with activities described in this Section 7.5, upon reasonable advance notice received from the Shareholder Representative, Company and Buyer shall (i) provide Sellers and Sellers Agents with access to each affected facility as reasonably necessary to assess the conditions; and (ii) afford Sellers and Sellers Agents access as reasonably necessary to Company's personnel at each affected facility, to applicable permits, books and records and other documents, data, plans and materials pertaining to the condition to be remediated.

        7.6.    Certain Receivables.    (a) Following the Closing Date, Company agrees to, and Buyer agrees to cause Company to, reasonably promptly remit to the Shareholder Representative (for the benefit of

Designated Sellers) all amounts (including principal and interest) received by Company or Buyer with respect to the Promissory Note of 544, Inc., dated January 7, 1999, in the principal amount of $350,000, payable to Company (as successor by merger to Four Seasons Ice Co.) (the "Note"), issued in connection with the Contract of Sale between Alstates Construction Co. Inc. and Company (as successor by merger to Four Seasons Ice Co.) dated December 7, 1998 regarding real property in Horry County, South Carolina (the "Contract of Sale"). Upon request of the Shareholder Representative, at any time, Company agrees to, and Buyer agrees to cause Company to, reasonably promptly transfer and assign to the Shareholder Representative (for the benefit of Designated Sellers), without any further consideration from Designated Sellers, all right, title and interest of Company in, to and under (i) the Note, and (ii) any interest in any property or assets, including the real property referred to in the Contract of Sale, in which the obligor under the Note has granted a security interest, mortgage, deed of trust or other interest as security or collateral for its obligations under the Note. Upon receiving any amounts with respect to the Note, the Shareholder Representative promptly shall disburse such amounts to Designated Sellers on a basis proportionate to the Designated Sellers Percentages.

        (b)   To the extent accounts receivable reflected on the most recent Balance Sheet or on the accounting records of Company as of the Accounting Effective Time (i) have not been collected as of the 90th day after the Closing Date and (ii) have been correspondingly disregarded in computing Final Closing Net Working Capital pursuant to Appendix 2.4 (such accounts receivable, "Stale Pre-Closing Receivables"), Company agrees to, and Buyer agrees to cause Company to, reasonably promptly remit to the Shareholder Representative (for the benefit of Designated Sellers) all amounts received by Company or Buyer with respect to Stale Pre-Closing Receivables. Company agrees to, and Buyer agrees to cause Company to, use commercially reasonable efforts in the ordinary course to collect Stale Pre-Closing Receivables. Upon request of the Shareholder Representative, at any time after any adjustment to the Purchase Price in respect of Final Closing Net Working Capital has been paid pursuant to Section 2.6, Company agrees to, and Buyer agrees to cause Company to, reasonably promptly transfer and assign to the Shareholder Representative (for the benefit of Designated Sellers), without any further consideration from Designated Sellers, all right, title and interest of Company in, to and under the Stale Pre-Closing Receivables. Upon receiving any amounts with respect to the Stale Pre-Closing Receivables, the Shareholder Representative promptly shall disburse such amounts to Designated Sellers on a basis proportionate to the Designated Sellers Percentages.

        (c)   Following the Closing Date, Company agrees to, and Buyer agrees to cause Company to, reasonably promptly remit to the Shareholder Representative (for benefit of the Designated Sellers) all amounts received by Company or Buyer with respect to (i) the pre-Closing surrender for cash value of life insurance policies on the life of J. Barker owned by Company, and (ii) the pre-Closing surrender for cash value of the life insurance policies listed in Appendix 7.6 owned by Company in connection with its obligations under Company's Nonqualified Deferred Compensation Plan prior to Company's termination of such Plan. Neither Buyer nor Company shall have any duty to pursue payments or to act in any way on behalf of Designated Sellers in respect of such policies. Upon request of the Shareholder Representative, at any time, Company agrees to, and Buyer agrees to cause Company to, reasonably promptly transfer and assign to the Shareholder Representative (for the benefit of Designated Sellers), without any further consideration from Designated Sellers, all right, title and interest of Company in, to and under such life insurance policies, including without limitation the right to payment of the cash surrender values therefor. Upon receiving any amounts with respect to such life insurance policies, the Shareholder Representative promptly shall disburse such amounts to Designated Sellers on a basis proportionate to the Designated Sellers Percentages. Notwithstanding anything to the contrary in this Agreement, Designated Sellers will indemnify and hold harmless Buyer and Company for any and all claims or disputes arising out of or in connection with such life insurance policies.

        7.7    Environmental Investigations.    Buyer agrees not to conduct, or cause to be conducted, environmental investigations, assessments or surveys intended primarily to trigger Designated Sellers'

liability for Damages (for indemnification or otherwise) in respect of Environmental Claims. The parties acknowledge and agree that this Section (i) shall not limit the ability of Buyer to operate its business in the ordinary course consistent with commercially reasonable or desirable management, maintenance, construction, renovation or expansion with respect to any property owned, leased or operated by the Company, and (ii) shall not limit the liability of Designated Sellers in respect of any Damages (for Environmental Claims or otherwise) that arise or are discovered during any activity conducted by Buyer that is not contrary to the first sentence of this Section. The parties further acknowledge and agree that Buyer may conduct any environmental survey or investigation, Remedial Action or communication with any Governmental Body if Buyer has a bona fide, reasonable belief, after consultation with legal counsel, that such action is required by applicable Legal Requirements.

        7.8    Certain Severance and Bonus Matters.    (a) Buyer shall, by the next Business Day following the Closing Date, offer retention bonus/severance agreements to James (Jimmy) Dew, James (Mickey) Grimsley and Joel Whitfield in the form of Exhibit E. Notwithstanding anything to the contrary in this Agreement, the Shareholder Representative shall be entitled to the remedy of specific performance with respect to Buyer's obligations under this Section 7.8(a).

        (b)   Buyer shall either (i) on or before November 4, 2004, have paid to each person set forth on Appendix 7.8 the respective amount set forth thereon opposite their name (fashioned as severance pay or a retention bonus), or (ii) in respect of such amounts or any portion thereof not so paid on or before November 4, 2004, promptly pay such amounts to Shareholder Representative on behalf of Designated Sellers (whereupon the Shareholder Representative promptly shall disburse such amounts to Designated Sellers on a basis proportionate to the Designated Sellers Percentages). For the avoidance of doubt, the parties agree that the persons set forth on Appendix 7.8 are not intended or specified beneficiaries of this Agreement and that Buyer, in its sole discretion, may opt to make payment to the Shareholder Representative instead of paying any or all of the amounts set forth on Appendix 7.8 to the persons therein set forth. Upon written request from the Shareholder Representative within 90 days following November 4, 2004, Buyer shall promptly provide to the Shareholder Representative a written summary listing amounts paid to each person pursuant to this Section 7.8(b).

8.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE; CLOSING DELIVERIES.

        Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        8.1    Accuracy of Representations.    The representations and warranties of Company and Sellers contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; except for (a) those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date) and (b) except that the inaccuracies in such representations and warranties (which representations and warranties shall for purposes of this Section 8.1(b) be treated as having been made without any materiality qualifiers) shall be disregarded for purposes of this Section 8.1 if all such inaccuracies, considered collectively, do not result in a Company Material Adverse Effect.

        8.2    Sellers' Performance.    All of the covenants and obligations that Company or Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

        8.3    Sellers' Closing Deliveries.    Each of the following documents must have been delivered to Buyer:

        (a)   stock certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

        (b)   the Escrow Agreement, in the form of Exhibit A, duly executed by J. Barker, in his capacity as Shareholder Representative thereunder;

        (c)   an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., legal counsel to Company, dated the Closing Date, in the form of Exhibit B;

        (d)   a certificate of existence for Company from the State of North Carolina, dated as of a recent date;

        (e)   the Non-Competition Agreements in the form of Exhibit C, duly executed by each Designated Seller;

        (f)    a Certificate, dated as of the Closing, signed by Company's President and the Shareholder Representative on behalf of the Sellers, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled; and

        (g)   a Secretary's Certificate, dated as of the Closing Date, signed by Company's Secretary or an Assistant Secretary, certifying (i) that the copy of Company's Articles of Incorporation, as amended, which shall have been certified by the Secretary of State of North Carolina as of a recent date, attached thereto is true, correct and complete; (ii) that the copy of Company's bylaws, as amended, attached thereto is true, correct and complete; and (iii) that the copy of the resolutions of the board of directors of Company attached thereto evidencing the approval of this Agreement, the Transactions and the other matters contemplated hereby was duly adopted and is in full force and effect.

        8.4    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, or making illegal any of the Transactions.

        8.5    No Injunction.    There must not be in effect any Legal Requirement or any injunction or other order issued by any Governmental Body that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        8.6    HSR Act.    The waiting period applicable to the contemplated transactions under the HSR Act shall have expired or been terminated.

        8.7    FIRPTA Affidavit.    Each Seller shall have provided to Buyer an affidavit reasonably acceptable to Buyer stating, under penalty of perjury, that such shareholder is not a foreign person (within the meaning of section 1445(b)(2) of the Code) and complying with the requirements of Treas. Reg. Section 1.1445-2.

        8.8    Financing.    Buyer shall have received or have available financing proceeds sufficient to consummate the Transactions.

9.     CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE; CLOSING DELIVERIES

        Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholder Representative, in whole or in part):

        9.1    Accuracy of Representations.    The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; except for those representations and warranties which address matters only as of a particular date (which shall be true and correct as of such date).

        9.2    Buyer's Performance.    All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

        9.3    Buyer's Closing Deliveries.    Buyer must have made the cash payments required to be made by Buyer pursuant to Sections 2.3(c)(ii) and must have delivered to the Shareholder Representative each of the following documents:

        (a)   the Escrow Agreement, in the form of Exhibit A, duly executed by Buyer; and

        (b)   an opinion of Cahill Gordon & Reindel llp, legal counsel to the Buyer, dated the Closing Date, in the form of Exhibit D.

        9.4    No Proceedings.    Since the date of this Agreement, there must not have been commenced or threatened against Company or any Seller any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, or making illegal any of the Transactions.

        9.5    No Injunction.    There must not be in effect any Legal Requirement or any injunction or other order issued by any Governmental Body that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        9.6    HSR Act.    The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated.

        9.7    Life Insurance Assignment.    All term life insurance on the life of J. Barker and owned by Company shall have been assigned to him.

10.   TERMINATION

        10.1    Termination Events.    This Agreement may, by notice given prior to or at the Closing, be terminated:

        (a)   by Buyer if (i) it is not in material breach of its obligations under this Agreement, (ii) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company or Sellers and such breach has a Company Material Adverse effect and (iii) such breach has not been cured within twenty (20) Business Days after written notice by Buyer to Company or Sellers, as the case may be (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

        (b)   by the Shareholder Representative if (i) neither Company nor any of Sellers is in material breach of its obligations under this Agreement, (ii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer, and

(iii) such breach has not been cured within twenty (20) Business Days after written notice to Buyer (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

        (c)   (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by the Shareholder Representative, if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and the Shareholder Representative has not waived such condition on or before the Closing Date;

        (d)   by mutual consent of Buyer and the Shareholder Representative; or

        (e)   by either Buyer or the Shareholder Representative if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 6, 2003.

        10.2    Effect of Termination.    Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11, 12.1 and 12.3 will survive.

11.   INDEMNIFICATION; REMEDIES

        11.1    Survival.    All representations, warranties, covenants, and agreements in this Agreement will survive the Closing, subject to Section 11.4. The right to indemnification or other remedy based on such representations, warranties, covenants, and agreements will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreements.

        11.2    Indemnification by Sellers.    Designated Sellers, jointly and severally, will indemnify and hold harmless Buyer, Company (after the Closing Date only) and their respective officers, directors and shareholders (each a "Buyer Indemnified Party" and, collectively, the "Buyer Indemnified Parties") from any loss, liability, claim, damage, or expense (including reasonable attorneys' and consultant's fees and expenses) (collectively, "Damages"), arising out of or in connection with (a) any breach of any representation or warranty of Company or Sellers in this Agreement or any breach of any covenant or agreement of Sellers or, on or prior to the Closing, of Company in this Agreement (which representations, warranties, covenants and agreements shall be treated in the manner set forth in Section 11.5(h)), (b) any Net Pre-Closing Tax Liabilities, or (c) the Remedial Actions as described in Section 7.5(a) and Section 7.5(b). For the avoidance of doubt, Designated Sellers shall have no liability for Net Pre-Closing Tax Liabilities that constitute Short Period Income Tax Liabilities, to the extent such Short Period Income Tax Liabilities are reported on originally filed final Short Period Income Tax Returns (which liabilities the parties acknowledge are addressed by Sections 2.5(b) and 7.3). Foundation will indemnify and hold harmless Designated Sellers for any payments in respect of Damages arising out of or in connection with any breach of any representation, warranty, covenant or agreement of Foundation in this Agreement.

        11.3    Indemnification by Buyer.    Buyer will indemnify and hold harmless Company (before the Closing Date only) and Sellers for any Damages arising out of any breach of any representation, warranty, covenant or agreement of Buyer in this Agreement.

        11.4    Time Limitations.

        (a)   Sellers will have no liability (for indemnification or otherwise) unless:

          (i)    with respect to any representation, warranty, covenant or obligation under this Agreement, other than those in Section 3.9 (Taxes) and Section 3.17 (Environmental Matters) and claims in respect of Net Pre-Closing Tax Liabilities, Buyer notifies the Shareholder Representative of a claim on or before the first anniversary of the Closing Date specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer;

          (ii)   with respect to any representation or warranty in Section 3.9 (Taxes) and claims in respect of Net Pre-Closing Tax Liabilities, Buyer notifies the Shareholder Representative of a claim on or before the expiration of the applicable statute of limitations specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; or

          (iii)  with respect to any representation or warranty in Section 3.17 (Environmental Matters), Buyer notifies the Shareholder Representative of a claim on or before the date that is thirty-six (36) months after the Closing Date specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer.

        (b)   Buyer will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or agreement under this Agreement unless, on or before the first anniversary of the Closing Date, the Shareholder Representative or any Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

        11.5    Limitations on Amount—Sellers.

        (a)   Designated Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.2(a) until the total of all Damages with respect to such matters (excluding any Damages based upon any breach of representation or warranty in Section 3.17 (Environmental Matters) or in Section 3.9 (Taxes) or Damages that would also be covered by Section 11.2(c)) exceeds One Hundred Fifty Thousand Dollars ($150,000) in the aggregate (the "General Indemnification Minimum"), in which event the Indemnified Persons shall be entitled to seek indemnity from Designated Sellers for the aggregate amount of all such Damages in excess of the General Indemnification Minimum; provided that no such indemnification threshold shall apply to claims arising in connection with any breach of a covenant or agreement made by any Designated Seller and provided further that any indemnification claim based upon a breach of representation or warranty in Section 3.17 (Environmental Matters) or in Section 3.9 (Taxes) shall not be subject to this Section 11.5(a).

        (b)   Designated Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Sections 11.2(a) that are based upon any breach of representation or warranty in Section 3.17 (Environmental Matters) or any other Damages relating to Environmental Claims or arising under Environmental Laws once the aggregate dollar amount of all Damages with respect to such matters equals Two Million Dollars ($2,000,000), and Designated Sellers shall thereafter have no further obligations or liabilities with respect to any of such Damages. Except for indemnification under Section 11.2(a) and (c), Buyer and, effective as of the Closing, Company hereby covenant and agree not to bring or initiate any Proceeding against Designated Sellers or their heirs, successors or assigns with respect to any such Damages. For the avoidance of doubt, Designated Sellers and their heirs, successors and assigns shall have no liability or obligation to Buyer or Company or their respective officers, directors and shareholders, for indemnification, Damages or otherwise in excess of such $2,000,000 with respect to Section 3.17 or with respect to any Environmental Claims, Environmental Laws, Hazardous Materials, Releases, Remedial Actions or any other environmental matters under this Agreement, except as provided in Sections 11.2(c) and 11.5(e).

        (c)   Designated Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.2(a) that are based upon any breach of representation or warranty in Section 3.9 (Taxes) until the total of all Damages with respect to such tax matters exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the "Tax Indemnification Minimum" and, together with the General Indemnification Minimum, the "Indemnification Minimums"), in which event the Indemnified Persons shall be entitled to seek indemnity from Designated Sellers for the aggregate amount of all such Damages with respect to claims in excess of the Tax Indemnification Minimum.

        (d)   Notwithstanding Sections 11.5(a) through (c) or any other provision hereof, Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.2(a) and (b) once the aggregate dollar amount of all Damages indemnified against under Section 11.2(a) and (b) equals ten percent (10%) of the Purchase Price, and Sellers shall thereafter have no further obligations or liabilities with respect to any of such Damages.

        (e)   Notwithstanding anything to the contrary in Sections 7.6, 11.2 and 11.5, Sellers' liability (for indemnification or otherwise) with respect to the Remedial Actions and conditions specifically described in Sections 7.5(a) and 7.5(b) shall be limited to the amount of the Remedial Action Escrow Funds, which amount shall be separate from the 10% amount described in Section 11.5(d).

        (f)    The amount of any Damages for which indemnification is provided under this Section 11 shall be net of any actual cash insurance recoveries (including without limitation with respect to environmental insurance) or recoveries of indemnities from any third parties. A party shall have an obligation to use its commercially reasonable best efforts to seek an insurance recovery or third party indemnification. If a party obtains a recovery, the party's indemnity claim shall not be offset to the extent of the party's expenses in obtaining such recovery.

        (g)   Any Tax refunds that are received by Buyer or Company and (ii) any amounts credited against Tax to which Buyer or Company become entitled (in respect of the Company on a stand-alone basis prior to Closing), that relate to Pre-Closing Tax Liabilities (including without limitation Short Period Income Tax Liabilities) shall be for the account of Designated Sellers, and Buyer shall pay over to Shareholder Representative on behalf of Designated Sellers (whereupon the Shareholder Representative promptly shall disburse such amounts to Designated Sellers on a basis proportionate to the Designated Sellers Percentages), any such refund or the amount of any such credit within ten (10) Business Days after receipt or entitlement thereto, provided, however, that Designated Sellers shall not be entitled to any such refund or credit (A) to the extent that such refund or credit was reflected as an asset in computing Final Closing Net Working Capital, (B) to the extent that such refund or credit arises from the Company being included in Buyer's consolidated tax returns filed after the Closing (including without limitation by virtue of the carryback to pre-Closing periods of any tax attribute arising after the Closing Date), and (C) except to the extent the aggregate amount of such refunds or credits exceeds One Hundred Thousand Dollars ($100,000). Buyer and Company shall use commercially reasonable best efforts to pursue any refunds or credits that would be for the account of Designated Sellers under this Section 11.5(g) if Buyer or Company has knowledge that any such refund or credit is available in respect of the Company on a stand-alone basis prior to Closing, and Buyer and Company shall be entitled to deduct their reasonable costs and expenses of pursuing any such refunds or credits from any refund or credit received with respect to such Tax Return. If Buyer makes payments to Designated Sellers under this Section 11.5(g) with respect to any refunds or credits that are later disallowed by a taxing authority, Buyer shall provide notice of such disallowance to the Shareholder Representative and Designated Sellers shall pay such disallowed amount by wire transfer, in immediately available funds to an account specified by Buyer, within ten (10) Business Days after delivery of Buyer's notice to the Shareholder Representative.

        (h)   Solely for purposes of determining whether a respective Indemnification Minimum has been reached, the representations, warranties, covenants and agreements shall be read without any materiality or knowledge qualifiers; and, after a respective Indemnification Minimum has been reached, the representations, warranties, covenants and agreements shall be read as written, with any materiality or knowledge qualifiers. When a materiality qualifier appears in a representation, warranty, covenant or agreement, a matter shall be deemed material if the matter involves an amount in excess of Twenty Thousand Dollars ($20,000) individually or in the aggregate with a series of related matters.

        11.6    Limitations on Amount—Buyer.    Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.3 until the total of all Damages with respect to claims of Company and Sellers exceeds the General Indemnification Minimum, in which event Company and Sellers shall be entitled to seek indemnity from Buyer for (x) the aggregate amount of all Damages with respect to claims in excess of the General Indemnification Minimum previously incurred and (y) all Damages incurred thereafter.

        11.7    Procedure for Indemnification.

        (a)   All claims for indemnification by a Buyer Indemnified Party or any Seller (collectively, the "Indemnified Persons") pursuant to this Section 11 shall be made in accordance with the provisions of this Agreement and the Escrow Agreement, as applicable (the "Indemnification Documents").

        (b)   If a third party asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 11, then such Indemnified Person may make a claim for indemnification pursuant to this Section 11 and shall be reimbursed in accordance with the applicable provisions of the Indemnification Documents, for any such Damages for which it is entitled to indemnification pursuant to this Section 11 (subject to the right of the Shareholder Representative or Buyer, as the case may be, to dispute the Indemnified Person's entitlement to indemnification under the applicable terms of the Indemnification Documents).

        (c)   The Indemnified Person shall give prompt written notification to the Shareholder Representative or Buyer, as the case may be, of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 11 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Shareholder Representative or Buyer, as the case may be, shall relieve Sellers or Buyer, as the case may be, of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within thirty (30) days after delivery of such notification, the Shareholder Representative or Buyer, as the case may be, may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding (to the extent such action, suit or proceeding relates to matters for which indemnification is being sought from such party) provided the Shareholder Representative or Buyer, as the case may be, acknowledges in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 11. If the Shareholder Representative or Buyer, as the case may be, does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Shareholder Representative or Buyer, as the case may be, which shall not be unreasonably withheld. The Shareholder Representative or Buyer, as the case may be, shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

        11.8    Satisfaction and Treatment of Indemnity Payments.

        (a)   The parties agree that the Escrowed Funds shall constitute the primary source for the indemnification obligations of Designated Sellers set forth in this Section 11 of this Agreement. Buyer shall not be entitled to present any claim for indemnification directly to the Shareholder Representative for payment from a source other than the Escrowed Funds until the Escrowed Funds have been fully disbursed or released by the Escrow Agent pursuant to the terms of the Escrow Agreement. Upon notice to the Shareholder Representative specifying in reasonable detail the basis for a claim to the extent then known by Buyer, Buyer may give notice of a claim in such amount under the Escrow Agreement.

        (b)   In the event that Designated Sellers are required to provide indemnification hereunder to Buyer Indemnified Parties, such indemnification obligations shall be satisfied, in whole or in part, (i) first, on a basis proportionate to the Designated Sellers Percentages, by the delivery of Escrowed Funds in accordance with the terms of this Agreement and the Escrow Agreement, and (ii) second, on a basis proportionate to the Designated Sellers Percentages, by Designated Sellers. Notwithstanding the foregoing or any other provision herein, any Seller shall not be liable to make any indemnification payment once the aggregate indemnification payments made by such Seller, or on behalf of such Seller by the Escrow Agent if applicable, to all Buyer Indemnified Parties pursuant to the Indemnification Documents exceeds ten percent (10%) of the Purchase Price times Sellers Percentage applicable to such Seller. Any payment made to a Buyer Indemnified Party pursuant to this Section 11 or the Escrow Agreement shall be treated as a reduction in the Purchase Price.

        (c)   In the event that Buyer is required to provide indemnification hereunder to Sellers, such indemnification obligations shall be paid to the Shareholder Representative on behalf of Sellers (whereupon the Shareholder Representative promptly shall disburse such amounts to Sellers on a basis proportionate to the Sellers Percentages). Any payment made to any Seller pursuant to this Section 11 shall be treated as an increase in the Purchase Price (except as otherwise provided by Section 483 of the Code).

        11.9    Indemnification Exclusive Remedy.    Buyer and Sellers acknowledge and agree that their sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Sellers in law or equity, except such rights, claims and causes of action based upon the Indemnification Documents, and each Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action each may have against Buyer in law or equity except such rights, claims and causes of action based upon the Indemnification Documents.

        11.10.    Liability and Authority of Shareholder Representative; Successors and Assigns.

        (a)   Each of Sellers hereby designates and appoints the Shareholder Representative as such Seller's agent, attorney-in-fact and representative, and as such the Shareholder Representative is hereby authorized and directed to (i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses for the account of Sellers and making any and all decisions and determinations) which may be required or permitted by this Agreement or the Escrow Agreement to be taken or made by Sellers, any Seller or the Shareholder Representative, and (ii) exercise such rights, power and authority as are incidental to the foregoing. The Shareholder Representative shall have full power and authority to represent, and act on behalf of, Sellers, and their successors, with respect to all matters arising under this Agreement or the Escrow Agreement, and all action taken by any Shareholder Representative hereunder or thereunder shall be binding upon Sellers, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Shareholder Representative shall have full power and authority

(A) to interpret all of the terms and provisions of this Agreement and the Escrow Agreement, (B) to dispute or compromise any claims asserted hereunder and thereunder, (C) to authorize payments to be made to Buyer or Company with respect thereto; (D) to make and receive payments on behalf of the Sellers under this Agreement and the Escrow Agreement; (E) to deliver and receive all notices, consents, approvals and written instructions on behalf of Sellers under this Agreement and the Escrow Agreement; (F) to review, comment upon and consent to all Short Period Income Tax Returns; (G) to review and approve environmental remediation plans and invoices under Section 7.5; and (H) in connection the foregoing, to execute and deliver any instruments, agreements or documents in the name and on behalf of Sellers and their successors.

        (b)   The Shareholder Representative shall not be liable to Sellers for the performance of any act or the failure to act under or in connection with this Agreement or the Escrow Agreement or for any mistake of fact or law or any error of judgment, except as a result of his willful misconduct or gross negligence. Sellers shall indemnify and hold harmless the Shareholder Representative from any liability in connection with his acting as such, so long as the Shareholder Representative acted in good faith or in failing to act did so in good faith in such manner as the Shareholder Representative believed to be within the scope of his authority and for a purpose which the Shareholder Representative believed to be in the best interests of Sellers, except as a result of the Shareholder Representative's willful misconduct or gross negligence.

        (c)   In the event of the resignation of the Shareholder Representative, a successor Shareholder Representative shall be elected by a vote of a majority in interest of Sellers, based on the Sellers Percentages. Each successor Shareholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term "Shareholder Representative" as used herein shall be deemed to include any successor Shareholder Representative. Notice of the successor Shareholder Representative shall be delivered by the Shareholder Representative to the Escrow Agent and Buyer.

        (d)   The authority of the Shareholder Representative hereunder shall include, without limitation, the authority to incur reasonable costs and expenses associated with the performance of its functions as the Shareholder Representative hereunder and under the Escrow Agreement. The Shareholder Representative shall be entitled to reimbursement by Sellers of its reasonable out-of-pocket expenses including reasonable documentation, fees and expenses incurred by the Shareholder Representative for payment to, or in connection with, the retention of legal counsel, consultants or other advisors, which expenses shall be paid by Designated Sellers on a basis proportionate to the Designated Sellers Percentages.

12.   GENERAL PROVISIONS

        12.1    Expenses.    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants (collectively, "Transaction Expenses"). Buyer has paid the HSR Act filing fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party under this Agreement or arising from a breach of this Agreement by another party. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Shareholder Representative (on behalf of Designated Sellers) shall pay all Transaction Expenses incurred by the Company up to and including the Closing, but not paid prior to or at the Closing, including those Transaction Expenses payable to McColl Partners, LLC or Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. or incurred by any Seller at any time, and the Shareholder Representative thereafter shall promptly collect such amount from Designated Sellers in proportion to the Designated Sellers Percentages.

        12.2    Public Announcements.    Any public announcement or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as Buyer and the Shareholder Representative determine. Unless consented to by Buyer or the Shareholder Representative, as the case may be, in advance or required by Legal Requirements, prior to the Closing, Buyer shall and Sellers shall, and shall cause Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Shareholder Representative and Buyer will consult with each other concerning the means by which Company' employees, customers, and suppliers and others having dealings with Company will be informed of the Transactions.

        12.3    Confidentiality.

        (a)   Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and Company to maintain in confidence, and not use to the detriment of another party or Company any written, oral, or other information obtained in confidence from another party or Company in connection with this Agreement or the Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, (c) the use of such information is necessary or appropriate in making any filings by the Buyer with the Securities and Exchange Commission under applicable securities laws, or (d) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings. If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

        (b)   Notwithstanding the foregoing and/or any other express or implied agreement or understanding to the contrary, the parties hereto and their respective employees, representatives, and other agents are authorized to disclose the tax treatment and tax structure of the Transactions to any and all persons, without limitation of any kind. The parties may disclose all materials of any kind (including opinions or other tax analysis) to the extent that they relate to the tax treatment and tax structure of the Transactions. This authorization is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Transactions, (ii) the identities of participants or potential participants in the Transactions, (iii) the existence or status of any negotiations, (iv) any pricing information, (v) any financial information or historic Tax Return information not relating to the tax treatment or tax structure of the Transactions or (vi) any other term or detail not related to the tax treatment or tax structure of the Transactions.

        12.4    Notices.    All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes (a) three (3) Business Days after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery, (c) personally delivered, or (d) made by telecopy or facsimile transmission with confirmed receipt.

If to Buyer:	Reddy Ice Corporation 3535 Travis Street, Suite 170 Dallas, TX 75204 Attention: William P. Brick, Chief Executive Officer Facsimile: (214)528-1532
with a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attention: Roger Meltzer, Esq. Facsimile: (212)269-5420
If to Sellers:	To the Shareholder Representative at the following address: John P. Barker 3980 N. Walnut Street Lumberton, NC 28358-2645
with a copy (which shall not constitute notice) to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 Wachovia Capitol Center Raleigh, NC 27601 Attn: Christopher B. Capel Facsimile: (919) 821-6800

        12.5    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        12.6    Waiver.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.7    Entire Agreement and Modification.    This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        12.8    Disclosure Letter.    The information and disclosures in the Disclosure Letter are intended only to qualify and limit the representations, warranties and covenants of Company contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. The Section numbers in the Disclosure Letter correspond to the section numbers in this Agreement; provided, however, that any information disclosed therein under any Section number shall be deemed to be disclosed and incorporated in any other section of this Agreement where such disclosure would be apparent to a reasonable person under the circumstances; provided that Sections 3.8, 3.13 and 3.15(a), (b) and (c) of the Disclosure Letter are complete as written (including cross-references). Capitalized terms used but not defined in the Disclosure Letter shall have the same meanings given them in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

        12.9    Knowledge.    For purposes of this Agreement, "knowledge of Company" shall mean the knowledge of Company's officers, directors and senior management, in each case after making reasonable inquiry. For purposes of this Agreement, "knowledge of Sellers" shall mean the knowledge of Designated Sellers.

        12.10    Assignments, Successors and No Third-Party Rights.    Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

        12.11    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        12.12    Section Headings, Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        12.13    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        12.14    Governing Law.    This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

        12.15    Waiver of Jury Trial and Consent to Jurisdiction.

        (a)   Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the forgoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.15(a).

        (b)   Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal courts located in the State of North Carolina or the State and County of New York and any appellate courts from which any appeals therefrom are available, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction.

        12.16    Execution of Agreement; Counterparts.    This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

        12.17    Attorney Fees.    In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, reasonable attorneys' fees and expenses.

        12.18    No Consequential Damages.    Notwithstanding anything to the contrary herein, in no event shall any party hereto or its affiliates be liable to any other party hereto for incidental, special, consequential or punitive damages, including without limitation, any claims for damages based upon lost revenues or profits, however caused or on any theory of liability.

[signature pages follow]

[signature page to Triangle Ice Co., Inc. Stock Purchase Agreement]

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Buyer:
REDDY ICE CORPORATION
By:	/s/ STEVEN J. JANUSEK
Name:	Steven J. Janusek
Title:	Executive Vice President, Chief Financial Officer and Secretary

[signature page to Triangle Ice Co., Inc. Stock Purchase Agreement]

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Company:
TRIANGLE ICE CO., INC.
By:	/s/ JOHN P. BARKER John P. Barker President and Chief Executive Officer

[signature page to Triangle Ice Co., Inc. Stock Purchase Agreement]

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Sellers:
/s/ JOHN P. BARKER
Name:	John P. Barker
/s/ KELLI BARKER HOLMES
Name:	Kelli Barker Holmes
/s/ ELIZABETH BLAIR BARKER
Name:	Elizabeth Blair Barker

[signature page to Triangle Ice Co., Inc. Stock Purchase Agreement]

        IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

Sellers (continued):
THE EDUCATIONAL FOUNDATION, INC.
By:	/s/ JOHN R. MONTGOMERY
Name:	John R. Montgomery
Title:	President
By:	/s/ DAWN D. MCPHERSON
Name:	Dawn D. McPherson
Title:	Assistant Treasurer

Exhibit A

Escrow Agreement

Exhibit B

Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Exhibit C

Form of Non-Competition Agreements

Exhibit D

Opinion of Cahill Gordon & Reindel LLP

Exhibit E

Form of Retention Bonus/Severance Agreement

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  Exhibit 2.2
Table of Contents
STOCK PURCHASE AGREEMENT
Exhibit A Escrow Agreement
Exhibit B Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
Exhibit C Form of Non-Competition Agreements
Exhibit D Opinion of Cahill Gordon & Reindel LLP
Exhibit E Form of Retention Bonus/Severance Agreement